Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the registration statements listed below of ABM Industries Incorporated of our audit report dated November 2, 2021, with respect to the combined financial statements of Crown Building Maintenance Co. and Crown Energy Services, Inc., which comprise the combined balance sheets as of December 31, 2020 and 2019, and the related combined statements of income and retained earnings, and cash flows for the years then ended, and the related notes to the combined financial statements, and our review report dated November 2, 2021, with respect to the combined financial statements of Crown Building Maintenance Co. and Crown Energy Services, Inc., which comprise the combined balance sheet as of June 30, 2021, and the related combined statements of income and retained earnings, and cash flows for the period from January 1, 2021 to June 30, 2021, and the related notes to the combined financial statements.

Registration No.	Form	Plan
333-167464	S-8	2004 Employee Stock Purchase Plan
333-78423	S-8	“Age-Vested” Career Stock Option Plan
333-78421	S-8	“Time-Vested” Incentive Stock Option Plan
333-48857	S-8	1996 Price Vested Performance Stock Option Plan
333-85390	S-8	2002 Price Vested Performance Stock Option Plan
333-116487	S-8	2004 Employee Stock Purchase Plan
333-137241	S-8	2006 Equity Incentive Plan
333-159770	S-8	2006 Equity Incentive Plan
333-179991	S-8	2006 Equity Incentive Plan
333-202521	S-8	2006 Equity Incentive Plan
333-211991	S-8	2004 Employee Stock Purchase Plan
333-224183	S-8	Amended and Restated 2016 Equity Incentive Plan
333-223233	S-3	ABM Industries Automatic Shelf Registration Statement
333-254769	S-8	2021 Equity and Incentive Compensation Plan.

Armanino LLP
San Ramon, California
November 22, 2021

MOORE

An independent firm associated with Moore Global Network Limited

Exhibit 23.1